SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549


SCHEDULE 13G
(Rule 13d-102)



INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 0)1


ARGOSY EDUCATION GROUP, INC.
------------------------------
(Name of Issuer)


CLASS A COMMON STOCK
---------------------------------
(Title of Class of Securities)


040222101
-----------------------
(Cusip Number)


1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]

Page 1 of 6 Pages

CUSIP No. 040222101              13G                     Page 2 of 6 Pages
----------------------------------------------------------------
1.		Name of reporting persons
S.S. or I.R.S. identification no. of above persons

Wellington Trust Company, NA
04-2755549
----------------------------------------------------------------
2.		Check the appropriate box if a member of a group*
(a)[   ]
		(b)[   ]
----------------------------------------------------------------
3.		SEC use only

----------------------------------------------------------------
4.		Citizenship or place of organization
Massachusetts

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							5.	Sole Voting Power
								0
	Number of				-----------------------------
		shares				6.	Shared Voting Power
	beneficially
	owned by					0
	each					-----------------------------
		reporting				7.	Sole Dispositive Power
	person
	with						0
							-----------------------------
8.	Shared Dispositive Power
								306,000
---------------------------------------------------------------
9.		Aggregate amount beneficially owned by each reporting person

306,000
----------------------------------------------------------------
10.	Check box if the aggregate amount in row (9) excludes certain shares*
													[   ]
----------------------------------------------------------------
11.	Percent of class represented by amount in row 9
15.30%
----------------------------------------------------------------
12.	Type of reporting person
BK

CUSIP No. 040222101              13G                     Page 3 of 6 Pages

Item 1(a).	Name of Issuer:

ARGOSY EDUCATION GROUP, INC.

Item 1(b).	Address of Issuer's Principal Executive Offices:

First National Plaza, 20 South Clark Street 3rd Floor
Chicago IL  60603

Item 2(a).	Name of Person Filing:

Wellington Trust Company, NA ("WTC")

Item 2(b).	Address of Principal Business Office or, if None,
				Residence:

75 State Street
Boston, Massachusetts  02109

Item 2(c).	Citizenship:

Massachusetts

Item 2(d).	Title of Class of Securities:

CLASS A COMMON STOCK

Item 2(e).	CUSIP Number:

040222101

Item 3.		If this statement is filed pursuant to Rules 13d-1(b), or
				13d-2(b), check whether the person filing is a:

		(a) [   ]	Broker or Dealer registered under Section 15 of the Act,

		(b) [ X ]	Bank as defined in Section 3(a)(6) of the Act,

		(c) [   ]	Insurance Company as defined in Section 3(a)(19) of the
				Act,

		(d) [   ]	Investment Company registered under Section 8 of the
				Investment Company Act,

		(e) [   ]	Investment Adviser registered under Section 203 of the
				Investment Advisers Act of 1940,

CUSIP No. 040222101              13G                     Page 4 of 6 Pages

		(f) [   ]	Employee Benefit Plan, Pension Fund which is subject to
				the provisions of the Employee Retirement Income Security
				Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

		(g) [   ]	Parent Holding Company, in accordance with Rule 13d-
				1(b)(1)(ii)(G); see Item 7,

		(h) [   ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.	Ownership:

	(a)	Amount beneficially owned: WTC, in its capacity as
investment adviser, may be deemed to beneficially own
306,000 shares of the Issuer which are held of record by clients of WTC.

	(b)	Percent of Class: 15.30%

	(c)	Number of shares as to which such person has:

	  (i) Sole power to vote or to direct
		 the vote	0
		 (ii) Shared power to vote or to direct
			 the vote	0
		(iii) Sole power to dispose or to direct
			 the disposition of	0
		 (iv) Shared power to dispose or to direct
			 the disposition of	306,000

CUSIP No. 040222101              13G                     Page 5 of 6 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

			If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the
beneficial owner of more than five percent of the class of
securities, check the following [ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another
			Person.

The securities as to which this Schedule is filed by WTC, in its capacity as investment adviser, are owned of record by clients of WTC. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities, except as follows:

		State Retirement and Pension System of Maryland
		Wellington Management Company, LLP

Item 7.	Identification and Classification of the Subsidiary Which
			Acquired the Security Being Reported on by the Parent Holding
			Company.

Not Applicable. This schedule is not being filed pursuant to rule 13d-1(b)(1)(ii)(G) or rule 13d-1(c).

Item 8.	Identification and Classification of Members of the Group.

	Not Applicable. This schedule is not being filed pursuant to Rule 13d-1(b)(1)(ii)(H) or Rule 13d-1(c).

Item 9.	Notice of Dissolution of Group.

			Not Applicable.

Item 10.	Certification.

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 040222101              13G                     Page 6 of 6 Pages

								SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

			Date:		August 31, 1999
			Signature:	--//Brian P. Hillery//--
			Name/Title:	Brian P. Hillery
						Assistant Vice President














*	Signed pursuant to a Power of Attorney dated January 15, 1997 and filed with the SEC on January 24, 1997.